UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 5, 2023

SCWORX CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-37899	47-5412331
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 21st Floor

New York, New York 10022

(Address of Principal Executive Offices)

(844) 472-9679

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	WORX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

 Background

As previously disclosed, on April 29, 2020, May 27, 2020, June 23, 2020, and December 27, 2021 a series of securities class action cases were filed in the United States District Court for the Southern District of New York against us and our former CEO. All three lawsuits alleged that our company and our former CEO misled investors in connection with our April 13, 2020 press release with respect to the sale of COVID-19 rapid test kits. These three class actions were consolidated on September 18, 2020 and Daniel Yannes was designated lead plaintiff. A consolidated Amended Complaint was filed on October 19, 2020. The action was captioned Daniel Yannes, individually and on behalf of all others similarly situated, Plaintiff (“Plaintiff”) vs. SCWorx Corp. and Marc S. Schessel (“Schessel”), Defendants.

Settlement Agreement

On December 20, 2021, the Company and Mr. Schessel entered into a binding agreement with the Plaintiff to settle the litigation. Under the terms of this agreement, (i) the insurers for the Company and Schessel will make a cash payment to the Plaintiff and (ii) the Company will issue $600,000 worth of common stock to the class Plaintiffs, in exchange for which all parties will be released from all claims related to the securities class action litigation. Once the Company issues the $600,000 worth of stock, the Company believes it will have satisfied its obligations with respect to the payment of the $750,000 accrued retention liability applicable to its D&O insurance policy.

On May 5, 2023, the Company received court approval of the claimant’s final distribution allocation, and on June 5, 2023, the Company issued an aggregate 1,941,858 shares of its common stock in full satisfaction of the $600,000 settlement liability.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on June 9, 2022, the Listing Qualifications department of The Nasdaq Stock Market LLC (the “Staff”) notified SCWorx Corp. (the “Company”, “we” and “us”) that the bid price of its common stock had closed at less than $1 per share over the previous 30 consecutive business days, and, as a result, did not comply with Listing Rule 5550(a)(2) (the “Rule”). In accordance with Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until December 5, 2022, to regain compliance with the Rule.

On December 6, 2022, the Company received a determination letter from the Staff advising the Company that the Staff had determined that the Company had not regained compliance with the Rule and that the Company was eligible for an additional 180 day period, or until June 5, 2023, to regain compliance with the Rule.

On June 6, 2023, the Company received a determination letter from the Staff stating that the Company has not regained compliance with Listing Rule 5550(a)(2). Accordingly, its securities will be delisted from the Capital Market. In that regard, unless the Company requests an appeal of this determination then trading of the Company’s common stock will be suspended at the opening of business on June 15, 2023, and a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”), which will remove the Company’s securities from listing and registration on The Nasdaq Stock Market.

The Company may appeal Staff’s determination to a Hearings Panel (the “Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. A hearing request will stay the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision.

The Company currently intends to appeal Nasdaq’s determination to a hearings panel (the “Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series and, as disclosed in our prior 8-K on June 13, 2022, take any steps necessary to effect a reverse stock split as necessary. Hearings are typically scheduled to occur approximately 30-45 days after the date of the hearing request. At the Panel hearing, the Company intends to present a plan to regain compliance with the Rule.

There can be no assurance that the Company’s plan will be accepted by the Panel or that, if it is, the Company will be able to regain compliance with the applicable Nasdaq listing requirements, or that a Panel will stay the suspension of the Company’s securities. If the Company’s securities are delisted from Nasdaq, it could be more difficult to buy or sell the Company’s common stock and warrants or to obtain accurate quotations, and the price of the Company’s common stock and warrants could suffer a material decline. Delisting could also impair the Company’s ability to raise capital and/or trigger defaults and penalties under outstanding agreements or securities of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 9, 2023

SCWorx Corp.

By:	/s/ Timothy A. Hannibal
Name:	Timothy A. Hannibal
Title:	Chief Executive Officer

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